Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-4 No. 333-120923, Form S-3 No. 333-111441, Form S-3 No. 333-106976, Form S-3 No. 333-103355, Form S-3 No. 333-61292, Form S-3 No. 333-42144, Form S-3 No. 333-87045, and Form S-3 No. 333-83478) and in the related Prospectuses of Maverick Tube Corporation and in the Registration Statements (Form S-8 No. 333-115461, Form S-8 No. 33-89526, Form S-8 No. 333-52621, Form S-8 No. 333-30696, and Form S-8 No. 333-46740) pertaining to the Maverick Tube Corporation 2004 Omnibus Incentive Plan, the Maverick Tube Corporation 2004 Stock Incentive Plan for Non-Employee Directors, the Maverick Tube Corporation Amended and Restated 1990 Stock Option Plan, the Maverick Tube Corporation 1994 Stock Option Plan, the Maverick Tube Corporation Director Stock Option Plan, the Maverick Tube Corporation 1999 Director Stock Option Plan, and the Amended and Restated Prudential Steel Ltd. Stock Option Plan of Maverick Tube Corporation of our reports dated March 2, 2005, with respect to the consolidated financial statements and schedule of Maverick Tube Corporation and Subsidiaries, Maverick Tube Corporation management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Maverick Tube Corporation and Subsidiaries included in this Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/ Ernst & Young LLP

St. Louis, Missouri
March 14, 2005